UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Major, John E.
   CEO
   Novatel Wireless, Inc.
   9360 Towne Centre Drive, Ste 110
   Rancho Santa Fe, CA  92121
2. Issuer Name and Ticker or Trading Symbol
   Lennox International Inc. (LII)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)
4. Statement for Month/Year
   04/01
5. If Amendment, Date of Original (Month/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [X] Director                   [ ] 10% Owner
   [ ] Officer (give title below) [ ] Other (specify below)
   Director
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1)Title of Security          2)Trans-    3.Trans-   4.Securities Acquired(A)    5)Amount of    6. Ownership        7)Nature of
                             action      action     or Disposed of (D)          Securities     Form: Direct        Indirect
                             Date        Code                  A                Beneficially   (D) or              Beneficial
                             (Month/                           or               Owned at       Indirect            Ownership
                             Day/Year)   Code V     Amount     D    Price       End of Month   (I)
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Common Stock, par value       04/02/01    A (1)V   841.00        A  $10.4000     19,876.00      D  Direct
$0.01 per share


                                                               1

Table II (PART 1) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1 through 6)
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1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative     6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)    Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D         Date Exercisable  Expiration Date
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Table II (PART 2) Derivative Securities Acquired, Disposed of, or Beneficially
Owned (Columns 1,3 and 7 through 11)
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1)Title of Derivative          3)Trans-  7)Title and Amount                  8)Price       9)Number of   10)Ownership   11)Nature of
Security                       action    of Underlying                       of Deri-      Derivative    Form of        Indirect
                               Date      Securities                          vative        Securities    Derivative     Beneficial
                                                               Amount or     Security      Beneficially  Security: or   Ownership
                                                               Number of                   Owned at      Direct (D) or
                                         Title                 Shares                      End of Month  Indirect (I)
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Explanation of Responses:

(1)
Directors' Quarterly Stock Compensation
-
Attorney-in-fact pursuant to the power of attorney dated 7/9/99.

SIGNATURE OF REPORTING PERSON
/S/ By: C arl E. Edwards, Jr.
    For: John E. Major
DATE 05/07/01